Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of December 14, 2009

by and among

ABBOTT INVESTMENTS LUXEMBOURG SARL,

SCORPIO DESIGNATED CORPORATION LTD.

and

STARLIMS TECHNOLOGIES LTD.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS*

Exhibit A	Form of Merger Proposal

LIST OF COMPANY DISCLOSURE SCHEDULES*

Section 3.1(b)	Subsidiaries
Section 3.2(a)	Capitalization
Section 3.6	Absence of Certain Changes or Events
Section 3.7	Legal Proceedings
Section 3.8	Compliance With Laws
Section 3.10(c)	Tax Returns of Other Subsidiaries
Section 3.10(j)	Grants
Section 3.10(k)	Tax Rulings
Section 3.10(q)	Tax Carryforwards
Section 3.11(a)(i)	Employee Benefit Plans
Section 3.11(a)(ii)	Significant Independent Contractors
Section 3.11(b)(i)	Canadian Defined Benefit Plans
Section 3.11(f)	Claims Against Company Plans
Section 3.11(h)	Acceleration of Vesting
Section 3.11(i)	Company Membership in Employers’ Associations
Section 3.11(j)	Mass Lay-Offs and Plant Closings
Section 3.11(k)	Treatment of Independent Contractors
Section 3.11(m)	Employee Related Legal Proceedings
Section 3.11(n)	Employees and Consultants Not Bound by Assignment of Intellectual Property, Confidentiality and Non-Competition Agreement
Section 3.11(o)	Israeli and U.K. Employees
Section 3.13(a)	Material Contracts
Section 3.13(b)	Approvals and Consents for Material Contracts
Section 3.14(a)	Real Property
Section 3.14(e)	Company Properties — Charges and Permits
Section 3.15(b)	Intellectual Property
Section 3.15(f)	Software
Section 3.15(g)	Publicly Available Software
Section 3.16	Insurance
Section 3.20(b)	Personal Property Leases
Section 3.22	Transactions With Affiliates
Section 5.2(c)	Permitted Dispositions of Assets
Section 5.2(d)	Permitted Capital Expenditures
Section 5.2(e)	Permitted Acquisitions
Section 5.2(g)	Permitted Changes to Material Contracts
Section 5.14	Other Agreements
Section 6.2(g)	Required Consents
Section 8.11(a)	Knowledge

* Pursuant to Item 601(b)(2) of Regulation S-K, all schedules (or similar attachments) listed herein have been omitted. Abbott Laboratories agrees to furnish supplementally a copy of all omitted schedules (or similar attachments) to the Securities and Exchange Commission upon request.

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2009 (this “Agreement”), is by and among Abbott Investments Luxembourg Sarl, a company organized under the laws of Luxembourg (“Parent”), Scorpio Designated Corporation Ltd., an Israeli corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Starlims Technologies Ltd., an Israeli corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company, pursuant to which Merger Sub shall cease to exist and the Company shall become a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of Parent has approved the transactions contemplated by this Agreement;

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable and in the best interests of the Company and its shareholders this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company asked certain of its shareholders to undertake to, among other things, vote to adopt this Agreement and to take certain other actions in furtherance of the Merger (collectively, the “Voting and Support Agreements”), in each case upon the terms and subject to the conditions set forth therein which Voting and Support Agreements have been executed simultaneously with the execution of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1.                                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and the applicable provisions of the Israeli Companies Law, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with Section 323 of the Israeli Companies Law, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2.                                               Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3.                                               Effective Time.  Subject to the provisions of this Agreement, as soon as practicable after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Merger Sub shall, in coordination with the Company, deliver (and Parent shall cause Merger Sub to deliver) to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and the proposed date of the Closing and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law (the “Certificate of Merger”) after notice that the Closing has occurred.  The Merger shall become effective upon the issuance by the Companies Registrar, after the Closing, of the Certificate of Merger in accordance with Section 323(5) of the Israeli Companies Law (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4.                                               Effects of the Merger.  The Merger shall have the effects set forth in the Israeli Companies Law and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and all the rights, privileges, immunities, powers and franchises of the Surviving Corporation shall continue unaffected by the Merger in accordance with the Israeli Companies Law.

SECTION 1.5.                                               Articles of Association and Memorandum of Association of the Surviving Corporation.

(a)                                  The articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)                                 The memorandum of association of the Company, as in effect immediately prior to the Effective Time, shall be the memorandum of association of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6.                                               Directors and Officers of the Surviving Corporation.

(a)                                  Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

(b)                                 The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1.                                               Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any ordinary shares, par value NIS 1 per share, of the Company (“Company Ordinary Shares”) or any shares of Merger Sub:

(a)                                  Share Capital of Merger Sub.  Each issued and outstanding share of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable ordinary share of the Surviving Corporation.  From and after the Effective Time, all certificates representing the shares of Merger Sub shall be deemed for all purposes to represent the number of shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)                                 Treasury Shares and Parent-Owned Shares.  Any Company Ordinary Shares that are owned by any direct or indirect wholly-owned subsidiary of the Company and any Company Ordinary Shares owned by Parent or Merger Sub, shall remain outstanding and no consideration shall be delivered in exchange therefor; and any Company Ordinary Shares that are owned by the Company as treasury shares shall not be cancelled and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Ordinary Shares.  Each issued and outstanding Company Ordinary Share (other than shares to remain outstanding in accordance with Section 2.1(b)) shall be converted into the right to receive from Parent $14.00 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such Company Ordinary Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2.                                               Exchange of Certificates.

(a)                                  Paying Agent.  Prior to the Effective Time, Parent shall designate Deutsche Bank to act as agent for the holders of Company Ordinary Shares in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of Company Ordinary Shares, the aggregate Merger Consideration to which holders of Company Ordinary Shares shall become entitled pursuant to Section 2.1(c).  Parent shall deposit such aggregate Merger Consideration with the Paying Agent immediately following the issuance of the Certificate of Merger by the Companies Registrar.  Pending its disbursement to such holders, the Paying Agent shall invest the Merger Consideration as directed by the Parent or, after the Effective Time, the Surviving Corporation; provided that, (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or an AAA-rated money-market fund.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent shall be payable to Parent or as Parent otherwise directs.

(b)                                 Payment Procedures.  Within five days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be promptly paid in exchange therefor the Merger Consideration without interest, for each Company Ordinary Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered or whose name appears on the records of a nominee company (Chevra Le’Rishumim) in accordance with such duly completed and validly executed letter of transmittal, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and reasonably satisfactory to Parent and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)                                  Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Company Ordinary Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Ordinary Shares previously represented by such Certificates, and at the Effective Time, the stock transfer books and shareholder register of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books and shareholder register of the Surviving Corporation of the Company Ordinary Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of Company Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Ordinary Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)                                 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Company Ordinary Shares formerly represented by such Certificate, as contemplated by this Article II.

(e)                                  Termination of Fund.  At any time following 12 months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                    No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                 Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and from payments made pursuant to Section 2.3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”) or under any provision of state, local, Israeli or foreign Tax Law; provided, however, that in the event any holder of record of Company Ordinary Shares provides Parent with a valid withholding certificate issued by the applicable Governmental Authority regarding the withholding (or exemption from withholding) of Israeli Tax from the Merger Consideration to Parent’s full satisfaction, at least five business days prior to the Closing Date, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration payable to such holder of record of Company Ordinary Shares shall be made only in accordance with the provisions of such withholding certificate.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3.                                               Company Stock Options and Restricted Stock Units.

(a)                                  Options.  Prior to the Effective Time, the Company shall take all actions necessary to provide that each option to acquire Company Ordinary Shares outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall be cancelled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each Company Ordinary Share then subject to the Option unless otherwise agreed to by the parties hereto.  For purposes of this Agreement, “Option Consideration” means, with respect to each Company Ordinary Share subject to an Option, an amount equal to (i) the Merger Consideration less (ii) the exercise price payable in respect of such Company Ordinary Share subject to such Option.

(b)                                 Restricted Stock Units.  Prior to the Effective Time, the Company shall take all actions necessary to provide that each restricted stock unit in respect of shares of Company Ordinary Shares outstanding immediately prior to the Effective Time (whether or not vested) (each, an “RSU”) shall be cancelled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Merger Consideration the holder would have been entitled to receive had such RSU been vested in full and settled immediately before the Effective Time (the “RSU Consideration”) unless otherwise agreed to by the parties hereto.

(c)                                  Payment.  Subject to Section 2.2(g), Parent shall pay or cause to be paid the Option Consideration and RSU Consideration on or as soon as practicable after the Closing Date (but no later than five business days after the Closing Date).  Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration and the RSU Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, the Ordinance, or any provision of state, local, Israeli or other foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(d)                                 Option Consideration.  As promptly as practicable following the Effective Time, Parent shall transfer, or cause to be transferred, to the account designated by the plan administrator, under the applicable stock option plan of the Company, the portion of the Option Consideration that holders of Options (other than Company 102 Securities) are entitled to receive pursuant to Section 2.3(a).  As soon as reasonably practicable thereafter, the applicable plan administrator, in coordination with the Surviving Corporation, shall pay to each holder of Options (other than holders of Company 102 Securities) the amounts contemplated by Section 2.3(a), less applicable deductions and withholding at the time of payment.  All payments with respect to Company 102 Securities, as set forth on a schedule to be mutually agreed upon by the Parent and the Company on or prior to the Closing Date (the “Option Schedule”), shall be delivered, or cause to be delivered, by Parent to the 102 Trustee, as soon as practicable after the Effective Time, to be held and distributed pursuant to the agreement with the 102 Trustee and applicable Laws (including the provisions of Section 102 of the Ordinance and the regulations and rules promulgated thereunder). The 102 Trustee shall comply with any applicable Israeli Tax withholding requirements with respect to the payment in respect to Company 102 Securities and with such procedures as may be required by the Israeli Options Tax Ruling, if obtained.

(e)                                  Company Stock Plans.  Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and related award agreements, and obtain any consents from holders of Options and RSUs that, in each case, are reasonably requested by Parent to give effect to the transactions contemplated by this Section 2.3 without liability and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option and RSU until any necessary consents are obtained.  Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, phantom equity awards, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any share capital of the Surviving Corporation or to receive any payment in respect thereof.  Prior to the Effective Time, the Company shall take all actions necessary to terminate all of its Company Stock Plans, such termination to be effective at or before the Effective Time.  For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: L.I.M.S.  Laboratory Information and Management Systems Ltd. 2001 Option Plan, L.I.M.S.  Laboratory Information and Management Systems Ltd. 2005 Option Plan, LIMS Laboratory Information Management Systems Ltd. Option Plan for Employees (also known as the 2006 Option Plan) and Starlims Technologies Ltd. 2007 Restricted Stock Unit Plan.

(f)                                    No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Option Consideration or RSU Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.4.                                               Adjustments.  Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2 hereof), if between the date of this Agreement and the Effective Time the outstanding Company Ordinary Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 3.1.                                               Organization, Standing and Corporate Power.

(a)                                  Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (to the extent such status is recognized in such jurisdictions) under the Laws of the jurisdiction in which it is incorporated or organized, as the case may be, and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is currently being conducted and as currently proposed to be conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”).  For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a materially adverse effect on (y) the business, properties, assets, liabilities (contingent or otherwise), prospects, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence or state of facts arising from or relating to (i) changes in general economic or political conditions or financial credit or securities markets in general in any country or region in which any of the Company or its Subsidiaries conducts a material portion of their business, except to the extent such changes affect the Company and its Subsidiaries in a disproportionate manner as compared to other companies operating in any such country or region in industries in which the Company or its Subsidiaries operate or do business, (ii) any event, circumstance, change or effect that affects the industries in which the Company or its Subsidiaries operate, except to the extent such event, circumstance, change or effects affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the industry, (iii) any change in accounting requirements or principles (including GAAP) or any change in applicable Laws, rules or regulations or the interpretation thereof, (iv) any “act of God” including natural disasters and earthquakes, acts of war, sabotage, armed hostilities, terrorism or military actions, or escalation or material worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of its Subsidiaries or otherwise disrupt the business or operations of the Company or any of its material Subsidiaries, (v) the announcement of this Agreement and the Transactions solely as a result of disclosing Parent’s identity as the acquirer, (vi) any decline in the market price or decrease or increase in the trading volume of Company Ordinary Shares after the date of this Agreement, and (vii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Laws relating to this Agreement, the Merger or the other Transactions, or the approval thereof, provided, that the exceptions in clauses (vi) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure is a Material Adverse Effect, or (z) such party’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

(b)                                 Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same) (collectively, “Liens”).  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)                                  The Company has delivered to Parent correct and complete copies of its memorandum and articles of association (or comparable organizational documents) (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement.  All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.  The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of

Directors and each committee of the Board of Directors of the Company held since January 1, 2007 and each of its Subsidiaries held since January 1, 2007.

SECTION 3.2.                                               Capitalization.

(a)                                  The authorized share capital of the Company is NIS 15,000,000 divided into 15,000,000 ordinary shares, with a par value of NIS 1 per share.  At the close of business on the date hereof, (i) 8,437,492 Company Ordinary Shares were issued and outstanding, (ii) 1,581,677 Company Ordinary Shares were held by the Company in its treasury and (iii) 680,500 Company Ordinary Shares were reserved for issuance under the Company Stock Plans (of which 355,300 Company Ordinary Shares were subject to outstanding Options and RSUs granted under the Company Stock Plans).  All outstanding Company Ordinary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all outstanding Options, RSUs, or other rights to purchase or receive Company Ordinary Shares (or other equity interests) granted under the Company Stock Plans or otherwise, and, for each such Option, RSU, or other right, to the extent applicable, the number of Company Ordinary Shares subject thereto, the terms of vesting, the Company Stock Plan pursuant to which it was granted, the grant and expiration dates, the settlement date, and exercise price thereof, the name of the holder thereof, and whether the vesting of such Option shall be subject to any acceleration in connection with the Transactions, and with respect to the Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Ordinance, Section 102 of the Ordinance (prior to June 30, 2003) or Section 102 of the Ordinance (on or after June 30, 2003) and the subsection of Section 102 pursuant to which the Option was granted.  All Options granted to individuals subject to U.S. Tax Laws have an exercise price equal to no less than the fair market value (determined in accordance with Section 409A of the Code) of the underlying shares of Company Ordinary Shares on the date of grant and no Option has a feature for the deferral of compensation within the meaning of Section 409A of the Code.  Since June 29, 2007, the Company has not issued any shares, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a).  Except as set forth above in this Section 3.2(a) as of the date of this Agreement there are not and as of the Effective Time there shall not be any shares, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, restricted stock units, phantom equity awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Ordinary Shares.

(b)                                 None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock units, phantom equity awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.

There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3.                                               Authority; Noncontravention; Voting Requirements.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Shareholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 The Company’s Board of Directors, at a meeting duly called and held, has (i) approved and declared advisable and in the best interests of the Company and its shareholders this Agreement and the Transactions, including the Merger, (ii) resolved to recommend that the shareholders of the Company adopt this Agreement and (iii) made all other affirmative determinations required to be made by it in connection with this Agreement and the Merger under the Israeli Companies Law.

(c)                                  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such violations that would not be material to the Company and its Subsidiaries taken as a whole or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Subject to the provisions of Section 320(c) of the Israeli Companies Law (but only to the extent that Parent, Merger Sub or any person or entity holding twenty-five percent (25%) or more of either the voting rights of the right to appoint directors of Parent or Merger Sub owns Company Ordinary Shares), the affirmative vote of at least a majority of the Company Ordinary Shares present and voting (not including abstainees) at the Company Shareholder Meeting, including the affirmative vote of the “disinterested” shareholders holding at least one-third of the outstanding Company Ordinary Shares present and voting (not including abstainees) at the Company Shareholder Meeting or the total shareholdings of the “disinterested” shareholders who vote against such proposal do not represent more than one percent (1%) of the voting rights in the Company. (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4.                                               Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Stock Market and the Tel-Aviv Stock Exchange, (ii) the filing of the Merger Notice with the Companies Registrar and the issuance of the Certificate of Merger by the Companies Registrar and (iii) to the extent required by applicable Laws, filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 3.5.                                               Company SEC Documents; Company Israeli Documents; Undisclosed Liabilities.

(a)                                  The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration and other statements with the SEC since May 4, 2007 (collectively and together with all documents filed or furnished on a voluntary basis on Form 6-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, nor any other communication disseminated by the Company to its securityholders since January 1, 2007 as of their respective dissemination dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.  None of the Company SEC Documents is the subject of ongoing SEC review or investigation.  The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with the Israeli Securities Authority (the “ISA”) pursuant to the reporting requirements of the Securities Law of 1968 and the regulations promulgated thereunder (the “Company Israeli Documents”).  As of their respective effective dates, the Company Israeli Documents complied in all material respects with the requirements of the Israeli Securities Law of 1968 and the regulations promulgated thereunder, and none of the Company Israeli Documents as of their respective effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market and the Tel Aviv Stock Exchange and with the corporate governance requirements of the Israeli Companies Law.  Except as permitted by the Exchange Act, including Section 13(k)(2) and (3) or rules of the SEC, since the Company became an “issuer” (as this term is defined in the Sarbanes-Oxley Act of 2002), neither the Company nor any of its “Affiliates” (as defined in Rule 405 promulgated under the Securities Act) has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company.

(c)                                  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(d)                                 The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent (i) a summary of any such disclosure made by the Company’s principal executive officer and its principal financial officer to the Company’s auditors and audit committee and (ii) any material communication made by management or the Company’s auditors to the audit committee required or contemplated by applicable listing standards or professional accounting standards.  No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company.  The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such controls were effective.  To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)                                  The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(f)                                    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2009 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)                                 Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

SECTION 3.6.                                               Absence of Certain Changes or Events.  Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.  Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7.                                               Legal Proceedings.  Except as set forth in the Company SEC Documents or in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries or any officers or directors of the Company or any Subsidiary in their capacities as such, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries or any officers or directors of the Company or any Subsidiary in their capacities as such, by or before any Governmental Authority that would be material to the Company and its Subsidiaries taken as a whole.

SECTION 3.8.                                               Compliance With Laws; Permits.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries are, and since January 1, 2007 have been, in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities in whichever jurisdiction (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., the Export Administration Regulations, 15 C.F.R. pt. 730 et seq., the antiboycott rules, 15 C.F.R. pt. 760 et seq., the Office of Foreign Assets Control regulations, 31 C.F.R. pt. 500 et seq., the International Traffic in Arms Regulations, 22 C.F.R. pt. 120 et seq, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as implemented through the Department of Health and Human Services regulations, 45 C.F.R. pts. 160, 162, and 164, and the EC Data Protection Directive (95/46/EC) and its implementing Laws.  To the Knowledge of the Company, no Person employed or acting at the direction of the Company or any of its Subsidiaries has made or offered or promised, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form, whether in money, property or services, to any Person, private or public, for the purpose of obtaining or retaining business in violation of any Law applicable to the Company or any of its Subsidiaries.  All products designed, manufactured, tested, promoted, labeled, and advertised by the Company and each of its Subsidiaries are in material compliance with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq., including compliance with the requirements for premarket notification or premarket approval, as may be required.  Neither the Company nor any of its Subsidiaries have promoted, labeled, advertised, or otherwise intended for any of its products to be used in blood banking establishments in the United States, or to be used to connect to or to transmit data from a medical device that is subject to regulation under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq. as either a Class II or Class III medical device for which either premarket notification or premarket approval is required.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”), other than those Permits that are not material to the Company and its Subsidiaries taken as whole.  All such Permits are in full force and effect, other than those Permits that are not material to the Company and its Subsidiaries taken as whole.  The Company and its Subsidiaries are, and have been, in compliance in all material respects with the terms of all such Permits.  Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws and Permits applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.  The consummation of the Merger, in and of itself, shall not cause the revocation or cancellation of any Permit or require notification to or prior approval from Governmental Authority pursuant to any Permit.

SECTION 3.9.                                               Information in Proxy Statement.  The Proxy Statement and any other document (or any amendment thereof or supplement thereto) mailed to the shareholders of the Company in connection with the Merger shall not, at the time of the Company Shareholders Meeting and at the date such document is first mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents.  The Proxy Statement and any documents mailed to the shareholders of the Company or filed with or furnished to the SEC in connection with the Merger shall comply in all material respects with all applicable Laws.

SECTION 3.10.                                         Tax Matters.

(a)                                  Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  All Taxes due with respect to such Tax Returns (whether or not shown thereon) or otherwise required to be paid by the Company or any of its Subsidiaries have been timely paid.  No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither the Company nor any of its Subsidiaries has or has had any nexus with any jurisdiction where it does not file a Tax Return, which nexus has subjected it to Tax in such jurisdiction.

(b)                                 The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements.  No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries by any Governmental Authority.

(c)                                  All Tax Returns of Starlims Corporation have been examined by and settled with the applicable Governmental Authority (or the applicable statute of limitations has expired) for all years through 2005.  All Israeli Tax Returns of the Company have been examined by and settled with the Israeli Tax Authority (the “ITA”) or relevant Governmental Authority (or the applicable statute of limitations has expired) for all years through 2004 (however, according to Section 145 (A)(2), the ITA manager may reopen the 2004 tax report anytime prior to December 31, 2009).  All income Tax Returns of all other Subsidiaries have been examined by and settled with the applicable Governmental Authority (or the applicable statute of limitations has expired) through the respective years set forth in Section 3.10(c) of the Company Disclosure Schedule.  All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.  No written deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority.  The Company has not received notice of any pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries.  There are no matters under discussion with any Governmental Authority, or to the Knowledge of the Company or any of its Subsidiaries, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or any of its Subsidiaries.

(d)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(e)                                  No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f)                                    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(g)                                 The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(h)                                 The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code and has not made an election under Section 897(i) of the Code.  The Company has never been at any time a “real property” company (Igud Mekarkein) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.

(i)                                     The Company is an “Industrial Company” according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969.  The consummation of the Merger shall not have any adverse effect on such qualification as an Industrial Company.

(j)                                     Section 3.10(j) of the Company Disclosure Schedule lists each material tax or other incentive granted to or enjoyed by the Company and its Subsidiaries under the Laws of the State of Israel (the “Grants”).  The Company provided to Parent true and correct copies of all applications for Grants and of all letters of approval and ruling issued as well as supplements thereto related to the Grants and such applications and other documents.  Section 3.10(j) of the Company Disclosure Schedule details all material undertakings of the Company given in connection with the Grants.  The Company and its Subsidiaries have complied, in all material respects, with all requirements of Israeli Law and a tax ruling issued by the ITA on June 22, 2006 (the “Benefited Enterprise Ruling”) to be entitled to claim all Grants.  The Company is in compliance, in all material respects, with the terms and conditions of the Grants and the Benefited Enterprise Ruling, and has duly fulfilled, in all material respects, all the undertakings relating thereto.  Without derogating from the foregoing, since January 1, 2006 the Company has been in compliance in all respects with all of the conditions that are specified in Section 3.3 of the Benefited Enterprise Ruling.  In addition, all of the representations provided to the ITA as part of the Benefited Enterprise Ruling are accurate in all respects.  Except as disclosed in Section 3.10(j) of the Company Disclosure Schedule, consummation of the Merger shall not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed Israeli Tax incentive, and no consent or approval of any Governmental Authority is required prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its Subsidiaries to any such Israeli Tax incentive.  The Company is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grants.

(k)                                  Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, no closing agreements, private letter rulings, tax decision or ruling issued by the ITA, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries.  Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested or received a ruling from any Tax authority.  The Company has made available to Parent accurate and complete copies of any Tax ruling obtained from the ITA and applications therefor, including with respect to Options, in each case since January 1, 2006.  The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.  Each of the Company and its Subsidiaries has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l)                                     Each of the Company and its Subsidiaries has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Tax Return; (ii) to file any elections, designations or similar filings relating to Taxes; (iii) to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes.

(m)                               Each of the Company and its Subsidiaries has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(n)                                 Each of the Company and its Subsidiaries shall not be required to: (i) include any adjustment in taxable income for any Tax period ending after the Closing Date under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in method of accounting for any Tax period ending prior to the Closing Date; (ii) include for any Tax period ending after the Closing Date taxable income attributable to income economically realized in any Tax period ending prior to the Closing Date, or (iii) include any amount in income for any Tax period ending after the Closing Date as a result of entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of the Tax Laws of any other jurisdiction) in any Tax period ending prior to the Closing Date.

(o)                                 Each of the Company and its Subsidiaries has duly collected all amounts on account of any sales transfer taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.  Neither the Company nor any of its Subsidiaries has refunded or deducted any input VAT that it was not so entitled to deduct or refund.

(p)                                 There are no liens for Taxes (other than taxes not yet due or payable) upon the assets of the Company or any of its Subsidiaries.

(q)                                 Set forth in Section 3.10(q) of the Company Disclosure Schedule are the net operating loss, net capital loss, credits, charitable contribution, surplus expenses (Hotzaot Odfot) and any other Tax attributes carry forward  (by type of carry forward and expiration date, if any) of the Company and each of its Subsidiaries.

(r)                                    Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(s)                                  The Company is not and has not been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(t)                                    Any related party transaction subject to Section 85A of the Ordinance or Section 482 of the Code (or any similar provision of the Tax Laws of any other jurisdiction) conducted by the Company or any Subsidiary has have been on an arms-length basis in accordance with applicable Law.

(u)                                 Each of the Company and its Subsidiaries (i) is not, and has not been, a member of an “affiliated group” within the meaning of Section 1504 of the Code or any similar provision of the Tax Laws of any other jurisdiction and (ii) has no liability for the Taxes of any person, whether under Treasury Regulation Section 1.1502-6 of the Code or similar provision of the Tax Laws of any other jurisdiction, as a transferee or successor, by contract, or otherwise.

(v)                                 Each of the Company and its Subsidiaries is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(w)                               All books and records which the Company or any Subsidiary is required under applicable Laws to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in accordance with all applicable requirements and are available for inspection at the premises of the Company or relevant Subsidiary.

(x)                                   The Company does not and has never performed and was not part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder.  Each Subsidiary has not entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2) of the Code (or any similar provision of the Tax Laws of any other jurisdiction), and has properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4 of the Code (or any similar provision of the Tax Laws of any other jurisdiction).

(y)                                 None of the Subsidiaries of the Company that are organized outside of Israel (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance; or (ii) has or has had a “permanent establishment” (as defined in any applicable income tax treaty) in Israel; or (iii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Tax Laws of Israel.

(z)                                   Each of the Company and its Subsidiaries does not have a permanent establishment in any other country except the country of its incorporation.

(aa)                            All Company Plans have complied with and have been operated and maintained in compliance with Section 409A of the Code and the guidance promulgated thereunder, to the extent applicable thereto.

(bb)                          For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by any Governmental Authority, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) of any Person payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) of the Code (or any predecessor or successor thereof or any analogous or similar provision of the Tax Laws or another jurisdiction) or otherwise, and (y) “Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11.                                         Employee Benefits and Labor Matters.

(a)                                  Section 3.11(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all payroll practices and other employee benefit plans, policies, programs, agreements or arrangements, including retirement, pension, profit sharing, provident fund, gratuity, jubilee, employment, individual consulting or other compensation, collective bargaining, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, workers’ compensation, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plans, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has or could have any obligation or liability, contingent or otherwise (collectively, the “Company Plans”) and separately identifies the Company Plans applicable to current or former employees, directors, independent contractors, or individual consultants in each jurisdiction.  Section 3.11(a)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time on the business of the Company or any of its Subsidiaries.

(b)                                 None of the Company Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code (including a “multiemployer plan,” within the meaning of Section 3(37) of ERISA or other applicable Laws), and none of the Company or any of its Subsidiaries has any current or any contingent liability under Title IV of ERISA.  None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) which is or, within the six-year period ending on the Closing, has been under common control with any of them, or which is treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code (each such trade or business, an “ERISA Affiliate”) has, within the six-year period ending on the Closing Date, contributed or been obligated to contribute to any “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code (including a multiemployer plan).  Except as indicated on Section 3.11(b)(i) of the Company Disclosure Schedule, no Company Plan is a Canadian pension plan or a defined benefit plan (within the meaning of Section 3(35) of ERISA) in any jurisdiction, whether or not subject to ERISA.

(c)                                  Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable:  (i) the plan document (or written summary, if not a written plan) and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500, annual information returns and all schedules thereto, (iii) the most recent actuarial report; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions, summary of material modifications, and other material communications to current or former employees, consultants, sales agents, independent contractors, or directors regarding the extent of benefits provided; (vi) employee manuals and handbooks and (vii) a summary of any dues it pays to the Histadrut Labor Organization and whether the Company or any Subsidiary participates in the expenses of any workers committee (Va’ad Ovdim).

(d)                                 The Company Plans have been established and maintained in accordance with their material terms and with all applicable material provisions of ERISA, the Code and other Laws.  The Company Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws are so qualified, and any trusts intended to be exempt from federal income taxation under the Code or other applicable Laws are so exempt.  No event has occurred with respect to the operation of the Company Plans and, to the knowledge of the Company, no circumstance exists that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty, lien or tax under ERISA, the Code or any other applicable Laws.  To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or its Subsidiaries, by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(e)                                  All contributions and payments required to be made under the terms of any Company Plan or applicable Laws have been timely made as of the Closing and, to the extent such contribution or payment is not required under applicable Laws to be made as of such date, has been reflected on the combined balance sheet of the Company and its Subsidiaries as of September 30, 2009.

(f)                                    With respect to any Company Plan: (i) no administrative audit, proceeding, investigation, or inquiry by the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor, or any other Governmental Authority is pending or, to the Knowledge of the Company, threatened and (ii) no action, suit, or claim is pending, or to the Knowledge of the Company, threatened, other than routine claims for benefits.  Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts or circumstances that could form a reasonable basis for any material action, suit or claim with respect to a Company plan.

(g)                                 None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as required by applicable Law, including, without limitation, so as to avoid an excise tax under Section 4980B of the Code, and at the expense of the participant or the participant’s beneficiary.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with another event) shall (i) result in any payment or benefit becoming due to any current or former employee, director, sales agent, consultant, or independent contractor, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Plan, except as may be required by Law (and set forth on Section 3.11(h) of the Company Disclosure Schedule), (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) limit the right to merge, amend or terminate any Company Plan.

(i)                                     None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or any other type of employee representative or representative body.  Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees.  There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries.  Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, the Company is not a member in any employers’ association or organization that represents employers or bargains on behalf of employers in setting the terms or conditions of employment for employees, and no such association or organization made any demand for payment of any kind from the Company.  There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the current or former employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(j)                                     The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including, without limitation, all obligations imposed by Contract and all such Laws relating to wages, hours, vacation, the Worker Adjustment and Retraining Notification Act and any similar state, provincial or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, pay equity, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, and the keeping of records in relation to the foregoing.  Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, there has been no “mass layoff” or “plant closing” (as defined by WARN), collective redundancy or similar action with respect to the Company or any of its Subsidiaries since December, 2006 nor, in relation to the UK Subsidiary, has there been any transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006.  No (1) officer, (2) executive or (3) any other employee of the Company or any Subsidiary whose function was essential to the business of the Company or any of its Subsidiaries, has been dismissed in the 12 months immediately prior to the date of this Agreement.

(k)                                  Except as provided in Section 3.11(k) of the Company Disclosure Schedule: (i) each person providing services to the Company and its Subsidiaries that has been characterized as a consultant or independent contractor has been properly characterized as such and neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of any Company Plan, arising out of treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries and (ii) no such person is currently entitled to any rights under the labor and employment Laws of any applicable jurisdiction, including indemnity in lieu of notice or severance pay, that they have not been afforded.

(l)                                     All Options and Company Stock Plans have been appropriately authorized by the Board of Directors of the Company (or an appropriate committee thereof) or the shareholders of the Company, as applicable, including approval of the Option exercise price and the substantive Option terms.  Without limiting any other representation in this Agreement, the Options intended to be, or treated as, Company 102 Securities are in compliance with Section 102 of the Ordinance and the regulation promulgated thereunder.

(m)                               Except as set forth in Section 3.11(m) of the Company Disclosure Schedule, since January 1, 2007, there has not been, nor are there currently, any proceedings conducted by the Company or any of its Subsidiaries, the Company Board of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination or harassment with respect to any current or former director, officer, advisor, individual consultant or employee of the Company or any of its Subsidiaries which would reasonably be expected to result in material liability (including as a result of adverse impact to reputation) to the Company or any of its Subsidiaries.

(n)                                 Section 3.11(n) of the Company Disclosure Schedule sets forth a list including title, function, jurisdiction, employer and hire date of any employee or consultant of the Company or any of its Subsidiaries who is not currently bound by an agreement(s) with the Company concerning use and assignment of Intellectual Property, confidentiality and non-competition.

(o)                                 Section 3.11(o) of the Company Disclosure Schedule sets forth a correct and complete list of all employees of the Company (and any of its Subsidiaries) who reside or work in Israel (the “Israeli Employees”), each identified as one or the other, along with their respective current benefits (including salary, share options, pension, vacation days, prior notice, fringe benefits, travel pay, bonuses commissions, and any incentive compensation, job title, and date of continuous employment).

Section 3.11(o) of the Company Disclosure Schedule sets forth details of any UK Subsidiary Employee who is absent (other than on annual leave) and who has a contractual or legal right to return to work, and any notice given or received or expected to be given or received, together with details of any enhanced redundancy entitlement.

(p)                                 Except as set forth in Section 3.11(o) of the Company Disclosure Schedule, with respect to the Israeli Employees: (i) the employment of each Israeli Employee is subject to termination upon not more than thirty days prior written notice under the termination notice provisions included in the applicable employment agreement with such Israeli Employee disclosed on Section 3.11(o) of the Company Disclosure Schedule or Law; and (ii) no Israeli Employee’s employment by the Company requires any special license, permit or other governmental authorization.  To the Knowledge of the Company, the Company is not subject to, and no employee of the Company benefits from, any expansion order (tzavei harchava) except for extension orders applying to all employees in the State of Israel.  The Company has made available to Parent a correct and complete summary of the calculations concerning the components of the Israeli Employees’ compensation, including current salary, overtime entitlement, vacation day entitlement and accrual, bonuses, benefits of any kind and any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension.

(q)                                 The Company is not party to any commitment, whether legally binding or not, to modify any Company Plan or establish any new employee benefits plan in relation to the UK Subsidiary Employees or employees of STARLIMS Canada, Inc.

(r)                                    No loan, ex gratia payment or ex gratia benefit has been provided or agreed to be provided to any UK Subsidiary Employee or former employee of the UK Subsidiary or to any of their dependents, whether in connection with the transaction or otherwise.

(s)                                  Apart from the state pension scheme and the UK Pension Scheme, neither the UK Subsidiary nor any company connected or associated therewith operates, participates in or contributes to or has in the past operated, participated in or contributed to and no proposal has been announced nor promise or assurance given to enter into or establish any arrangement to provide Benefits, to or for the benefit of any of its past or present directors or employees or their dependants.  The Company has made available to the Parent a list of the members of the UK Pension Scheme and details of the employer contribution (if any) paid or payable in respect of each member.

(t)                                    No person is entitled to any enhanced terms as to the payment of Benefits (whether under the UK Pension Scheme or otherwise) if he takes early retirement or is made redundant (or as a result of having taken early retirement or being made redundant) or otherwise that have passed to the UK Subsidiary or to any business previously acquired by any UK Subsidiary by the operation of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

SECTION 3.12.                                         Environmental Matters.

(a)                                  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, proceeding or other action relating to or arising under Environmental Laws or relating to a Release or threatened Release of or exposure to Hazardous Materials that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, occupied, operated, leased or used by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, indemnification, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, (D) neither the Company nor any of its Subsidiaries has caused or allowed the Release of or exposure to any Person of any Hazardous Materials at, on or about any property currently or formerly owned, occupied, operated, leased or used by the Company or any of its Subsidiaries, (E) none of the properties currently owned, occupied, operated or leased by the Company or any of its Subsidiaries, to the Knowledge of the Company, contain or have ever contained any underground storage tanks, landfills, dumps, surface impoundments, wastewater lagoons, underground injection wells, waste disposal areas, asbestos or asbestos-containing materials, polychlorinated biphenyls or other Hazardous Materials and (F) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, occupied, operated or leased by the Company or any of its Subsidiaries including any property to or at which the Company or any of its Subsidiaries held, handled, transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities or that would prevent, hinder limit or require material expenditures to ensure continued compliance with Environmental Laws.

(b)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means all Laws relating in any way to the environment, natural resources, wildlife, plants, habitat, marine sanctuaries and wetlands, endangered or threatened species, pollutants, contaminants, wastes, chemicals, worker protection, the use, presence, management, storage, transportation, treatment, disposal or Release or threatened Release of, or exposure to, Hazardous Materials, or to human health and safety, including by way of example and without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); the Clean Water Act (33 U.S.C. § 1251 et seq.); the Clean Air Act (42 U.S.C. § 7401 et seq.); the Safe Drinking Water Act  (42 U.S.C. § 300f et seq.); the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.); the Registration, Evaluation, Authorization and Restriction of Chemicals

(REACH) Regulation (EC No. 1907/2006); the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive (2002/95/EC); and the Waste Electrical and Electronic Equipment (WEEE) Directive (2002/96/EC); each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act  (N.J. Stat. Ann. § 13:1K-6 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

(ii)                                  “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines (administrative, criminal or other), penalties, sanctions and interest incurred as a result of any claim, demand or other proceeding by any other Person or in response to any violation or alleged violation of Environmental Laws or Permits required thereunder, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law or Permit required thereunder, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Permit or an exposure to or Release or threatened Release of Hazardous Materials.

(iii)                               “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, a “substance of very high concern”, a “poison”, “radioactive”, “restricted” or words of similar meaning or effect, including petroleum and all by-products and derivatives thereof, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, lead-based paint, nuclear source or by-product material, chlorofluorocarbons and all other ozone-depleting substances and any other material, substance or waste that is or that may be a threat to human health or the environment.

(iv)                              “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, exposure to, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13.                                         Contracts.

(a)                                  Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be publicly filed under any U.S.  federal securities Laws or any Israeli securities Laws and (ii) each of the following to which the Company or any of its Subsidiaries is a party or by which they are bound:  (A)

Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2007, (D) Contract with any (x) Governmental Authority or (y) current or former director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company or a “controlling shareholder” of the Company (as this term is defined in the Israeli Companies Law), (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting, or similar, agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client, sales representative, distributor or supply Contract that involves consideration in fiscal year 2008 in excess of $100,000 or that is reasonably likely to involve consideration in fiscal year 2009 or fiscal year 2010 in excess of $100,000, (J) Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $100,000, (K) collective bargaining agreement, (L) “standstill” or similar agreement, (M) Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, and (O) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Material Contract”).  The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)                                 Each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries that are parties thereto, subject to the Bankruptcy and Equity Exception.  Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions.  Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as would not reasonably be expected to materially impair the Company and its Subsidiaries party thereto’s rights under such Company Contract.  To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

SECTION 3.14.              Real Property.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned by the Company and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased or licensed by the Company and the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Company and the Subsidiaries have good and marketable title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Section 3.14(a) of the Company Disclosure Schedule and (B) Permitted Exceptions.  The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted and as currently proposed to be conducted.  All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition (subject to normal wear and tear and other impairments of value that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect) and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses.  None of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  The Company has delivered to Parent true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.  The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Section 3.14(a) of the Company Disclosure Schedule.

(b)           Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold or licensed interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions.  Each of the Real Property Leases is in full force and effect.  Neither the Company nor any Subsidiary is in default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a material default.  Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c)           There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and to the Knowledge of the Company, none of the Company and its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d)           None of the Company or any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(e)           Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there is no outstanding Tax, levy or charge of any kind whatsoever in respect of the Company Properties or in connection with the Company’s use or right in such properties except for Permitted Exceptions, and the Company is not under any obligation to pay such Taxes, levies or charges to any third party, including any Governmental Authority or the Israeli Land Administration.  Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, the Company has obtained all material approvals, authorizations and permits from any competent authority in connection with all Company Properties (including building permits) and all of such approvals, authorizations and permits are in full force and effect.  To the Knowledge of the Company, there are no outstanding claims or proceedings commenced by any third party (including any competent authority) in connection with the Company’s possession or use of the Company Properties and no indictment was filed against the Company or any of its officer or directors in connection therewith.

SECTION 3.15.              Intellectual Property.

(a)           For purposes of this Agreement:

(i)            “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii)           “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iii)          “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iv)          “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

(v)           “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(vi)          “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b)           Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries.  Section 3.15(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c)           The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to make, use, sell and license, worldwide all of the Company Intellectual Property and Company Technology.  The use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person.  Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened litigation, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner.  The Company has not received written or, in the last 12 months, oral notice of any such threatened claim nor, to the Knowledge of the Company, are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d)           To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e)           No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as currently conducted and currently proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology.  The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or its Subsidiaries.

(f)            Section 3.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company or its Subsidiaries in their businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores, in each case that is material to the operation of their businesses.

(g)           Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Publicly Available Software (including, without limitation, all derivative works thereof) (i) was used in connection with the development or modification of any Software used by the Company or any of its Subsidiaries, (ii) forms part of the Technology owned by the Company or any Subsidiary, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s or any of its Subsidiaries’ products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any Subsidiary or any of the Company’s or any of its Subsidiaries’ products.

(h)           The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses as currently conducted and currently proposed to be conducted.  The data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are satisfactory for the Company’s and its Subsidiaries’ businesses as currently conducted and currently proposed to be conducted.  The Computer Systems have not failed to any material extent and the data which they process has not been corrupted.  The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.  The Company and its Subsidiaries maintain comprehensive and clear documentation regarding all Computer Systems, their methods of operation, and their support and maintenance.  The Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted and as currently proposed to be conducted.

SECTION 3.16.                Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”).  The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No notice of cancellation or termination has been received by the Company with respect to any of the Policies.  The consummation of the Transactions shall not, in and of itself, cause the revocation, cancellation or termination of any Policy.

SECTION 3.17.                Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of RBC Capital Markets Corporation and Tamir Fishman & Co. Ltd. (the “Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Ordinary Shares not party to a Voting and Support Agreement is fair from a financial point of view to holders of the Company Ordinary Shares (the “Fairness Opinion”).  A correct and complete copy of the Fairness Opinion has been delivered to Parent.

SECTION 3.18.                Brokers and Other Advisors.  Except for the Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has delivered to Parent a correct and complete copy of the Company’s engagement letter with the Financial Advisors, which letter describes all fees payable to the Financial Advisors in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisors (the “Engagement Letter”).

SECTION 3.19.                Takeover Statutes and Rights Plans.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Charter Documents is applicable to the Merger or the other Transactions.  The Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect as a result of consummation of the Merger or the Transactions contemplated hereby.

SECTION 3.20.              Tangible Personal Property.

(a)           The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property owned and used in the business of the

Company and the Subsidiaries (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement) that are material to the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted, free and clear of any and all Liens, other than the Permitted Exceptions.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted are, in all material respects, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)           Section 3.20(b) of the Company Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound.  All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted), in all material respects, and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  The Company has delivered to Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           The Company and each of the Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any written or, to the Knowledge of the Company, oral, notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

SECTION 3.21.              Government Contracts.  In connection with the business of the Company and its Subsidiaries:

(a)           With respect to each Government Contract and Government Subcontract, since January 1, 2004, (i) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with the terms and conditions of such Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference, or by operation of Law therein; (ii) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all applicable Laws or agreements pertaining to such Government Contract or Government Subcontract, including, where applicable, the Truth in Negotiations Act and the Company’s Cost Accounting Standards disclosure statement, if any; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all such representations and certifications; (iv) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company, its Subsidiaries or any of their respective Affiliates, either in writing or to the Knowledge of the Company, orally, that the Company, its Subsidiaries or any such Affiliate has breached or violated any enactment, certification, regulation, representation, clause, provision or requirement pertaining to such Government Contract or Government Subcontract; (v) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect pertaining to such Government Contract or Government Subcontract; (vi) to the Knowledge of the Company, no claim for costs incurred by the Company, its Subsidiaries or any of their respective Affiliates pertaining to such Government Contract or Government Subcontract has been challenged in writing, is the subject of any investigation (other than in connection with a routine audit) or has been disallowed by any Governmental Authority and (vii) no money due to the Company or any of its Subsidiaries pertaining to such Government Contract or Government Subcontract has been withheld, reduced or set off nor has any claim been made to withhold or set off money and, to the Knowledge of the Company, the Company and its Subsidiaries are entitled to all progress payments received with respect thereto.

(b)           None of the Company, its Subsidiaries or any of their respective Affiliates nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents is, or since January 1, 2004 has been, under or received any notice of any planned or threatened administrative, civil or criminal investigation, indictment or information by any Governmental Authority or any audit or investigation by the Company, its Subsidiaries or any of their respective Affiliates with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract and since January 1, 2004, none of the Company, its Subsidiaries or any of their respective Affiliates has conducted or initiated any internal investigation (other than an informal investigation that was resolved without the need for further action) or made a voluntary disclosure to any Governmental Authority with respect to any actual or suspected violation of Law arising under or relating to a Government Contract or Government Subcontract.

(c)           There are (i) no outstanding claims against the Company, its Subsidiaries or any of their respective Affiliates, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (ii) no disputes between the Company, its Subsidiaries or their respective Affiliates, on the one hand, and the United States government, on the other hand, under the Contract Disputes Act or any other U.S.  federal statute or between the Company, its Subsidiaries and their respective Affiliates, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Subcontract.  None of the Company, its Subsidiaries and their respective Affiliates has any direct financial interest in any pending or potential claim against any Governmental

Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

(d)           Since January 1, 2004, (i) none of the Company, its Subsidiaries or any of their respective Affiliates has been debarred or suspended from participation in the award of Contracts with any Governmental Authority; (ii) to the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or any of their respective Affiliates, or any director, officer or employee of the Company, its Subsidiaries or any of their respective Affiliates and (iii) the Company’s and its Subsidiaries’ cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements included in the Filed Company SEC Reports with respect to the Government Contracts and Government Subcontracts have been in compliance in all material respects with applicable Laws.

(e)           Since January 1, 2004, (i) all test and inspection results provided by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority pursuant to any Government Contract or Government Subcontract or to any other Person pursuant to a Government Contract or Government Subcontract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract or Government Subcontract of any article designed, engineered, manufactured or repaired by the Company, its Subsidiaries or any of their respective Affiliates were complete and correct in all material respects as of the date so provided and (ii) the Company and its Subsidiaries have provided all test and inspection results to any Governmental Authority or to any other Person pursuant to a Government Contract or Government Subcontract as required by applicable Laws and the terms of the applicable Government Contract or Government Subcontract.

(f)            To the Knowledge of the Company, no statement, representation or warranty made by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority in connection with any Government Contract or Government Subcontract or to another party where the ultimate contracting party is a Governmental Authority contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(g)           None of the Company, its Subsidiaries or any of their respective Affiliates is in possession of any material property owned by any Governmental Authority, including material, tooling and test equipment, provided under, necessary to perform the obligations under or for which the Surviving Corporation could be held accountable under the Government Contracts and the Government Subcontracts.

(h)           Each Government Contract and Government Subcontract was entered into in the ordinary course of business consistent with past practice.

(i)            For purposes of this Agreement, the following terms shall have the definitions set forth below:

“Government Contract” means a Contract between the Company, any of its Subsidiaries or any of their respective Affiliates on the one hand, and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority (provided that such Contract relates to a Government Contract of such prime contractor), (iii) any subcontractor to any prime contractor or subcontractor to any Governmental Authority (provided that such Contract relates to a Government Contract of such subcontractor), (iv) any entity or third party that is funded in whole by US Government funds, and (v) any entity or third party that is funded in whole by any international agency, on the other hand.  Government Contracts include, as appropriate, all bids and proposals submitted by the Company, any of its Subsidiaries or any of their respective Affiliates that may result in the award of a Government Contract.

“Government Subcontract” means a Contract that is a subcontract between the Company, any of its Subsidiaries or any of their respective Affiliates on the one hand, and any third party on the other hand, relating to a Contract between such third party and (i) any Governmental Authority or (ii) another party where the ultimate contracting party is a Governmental Authority.  Government Subcontract includes all bids and proposals submitted to any party that may result in the award of a Government Subcontract.

SECTION 3.22.                Transactions with Affiliates.  Except as set forth in the Company SEC Documents or in Section 3.22 of the Company Disclosure Schedule, no employee, officer, director, shareholder, partner or member of the Company of any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iv) has made any written or, to the Knowledge of the Company, oral, claim against the Company or any of its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1.                Organization, Standing and Corporate Power.  Parent is a Société Anonyme à Responsabilité Limitée, Merger Sub is a corporation and each is duly organized, validly existing and in good standing (to the extent such status is recognized in such jurisdictions) under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2.                Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time shall be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3.                Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the issuance of the Certificate of Merger by the Companies Registrar and (iii) to the extent required by applicable Laws, filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4.                Information Supplied.  The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5.                Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6.                Financing.  Parent has, and shall have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.  Abbott Laboratories, a company incorporated under the laws of the State of Illinois, has provided Seller with an executed commitment to guarantee the obligations of Parent under this Agreement (the “Limited Guarantee”).

SECTION 4.7.                Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1.                Preparation of the Proxy Statement; Shareholder Meeting.

(a)           As soon as practicable following the date of this Agreement and in any event no later than 20 days following the date of this Agreement, the Company shall prepare a proxy statement with respect to receiving the Company Shareholder Approval (the “Proxy Statement”) and publish the notice of the Company’s shareholder meeting (together with any adjustment or adjournment thereof).  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement.  Prior to the mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications, if any, with the SEC, the ISA and the TASE, or their respective staff, as applicable, (including all meetings and telephone conferences) relating to the this Agreement or any of the Transactions.  If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare, such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be promptly distributed to the shareholders of the Company.

(b)           The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholder Meeting”) solely for the purpose of obtaining the Company Shareholder Approval.  Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement (the “Company Board Recommendation”) and shall take all lawful action to solicit the approval of the Company shareholders.  Pursuant to the terms of this Section 5.1, the Company shall use reasonable best efforts to solicit from the Company shareholders proxies in favor of the approval of this Agreement.  The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company Shareholder Meeting in compliance with all applicable legal requirements, including the Israeli Companies Law, the Israeli Securities Law and the Company Charter Documents.  In the event that Parent, or any Person referred to in Section 320(c) of the Israeli Companies Law in connection with Parent, shall cast any votes in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement, Parent shall, prior to such vote, disclose to the Company the respective interests of Parent or such Person in such shares so voted.  The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

SECTION 5.2.                Conduct of Business.  Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares, voting securities or equity interests, or any rights, warrants, options, restricted stock unit, phantom equity awards, calls, commitments or any other agreements of any character to purchase or acquire any shares, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares, voting securities or equity interests; provided that (A) the Company may issue Company Ordinary Shares upon the exercise of Options granted under the Company Stock Plans, the settlement of RSUs, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof and (B) shares, voting securities or equity interests of the Company’s Subsidiaries may be issued to the Company or a direct or indirect wholly owned Subsidiary of the Company; (ii) redeem, purchase or otherwise acquire any of its outstanding shares, voting securities or equity interests, or any rights, warrants, options, restricted stock unit, phantom equity awards, calls, commitments or any other agreements of any character to acquire any of its shares, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any of its shares; or (v) other than as required by Section 2.3 and subject to the approval of Parent (which approval shall not be unreasonably withheld or delayed) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option, restricted stock unit or other right to acquire shares of the Company or any restricted stock purchase agreement or any similar or related contract;

(b)           incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c)           sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, (ii) dispositions of obsolete or worthless assets or (iii) for any activities set forth in Section 5.2(c) of the Company Disclosure Schedule;

(d)           make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $50,000 individually or $150,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(d) of the Company Disclosure Schedule;

(e)           directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or, (ii) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $50,000 or, in the aggregate, have a purchase price in excess of $50,000, except for any such acquisition set forth in Section 5.2(e) of the Company Disclosure Schedule;

(f)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(g)           except as set forth on Section 5.2(g) of the Company Disclosure Schedule (i) enter into, terminate or amend any Material Contract, (ii) amend or modify the Engagement Letter, (iii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iv) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(h)           (i) modify in any manner the compensation or benefits of any of its current and former directors or consultants, or former officers or employees, (ii) modify in any manner the compensation or benefits of any of its officers or employees, other than regularly scheduled increases in the ordinary course of business consistent with past practice, (iii) or enter into, establish, amend or terminate any Company Plan or arrangement that would be a Company Plan if in effect on the date of this Agreement other than as required pursuant to applicable Law; (iv) grant or promise any severance or termination pay or gratuity to any current or former director, officer, employee or consultant of the Company or its Subsidiaries other than as required pursuant to applicable Laws or required under the terms of a Company Plan that has been disclosed to Parent, (v) loan or advance any money or other property to any current or former director, officer or consultant of the Company or its Subsidiaries, (vi) loan or advance any money or other property to any current non-officer employee of the Company or its Subsidiaries, other than in accordance with past practice and in an aggregate amount not exceeding $100,000, or (vii) terminate the employment of, or give notice of termination to, a key employee or three or more employees in a single jurisdiction who perform the same or comparable function;

(i)            make or change any election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or apply or obtain any Tax ruling on its own behalf or on behalf of any of the shareholders of the Company;

(j)            make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k)           amend the Company Charter Documents or the Subsidiary Documents;

(l)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(m)          pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations specifically reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(n)           (i) make any representation or commitment to, or enter into any formal or informal understanding with any current or former employee, director, or consultant of the Company, any of its Subsidiaries, or any of their ERISA Affiliates with respect to compensation, benefits, or terms of employment to be provided by Parent, any of its Subsidiaries, or any of their ERISA Affiliates at or subsequent to the Closing, except as set forth in writing by Parent for the express purpose of communications with any current or former employee, director, or consultant of the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or (ii) issue any broadly distributed communication of a general nature to employees (including communications relating to terms and conditions of employment, benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions or operation of the business after consummation of the Transaction;

(o)           settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.10 hereof);

(p)           apply for or receive any Grant; or

(q)           agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue or (B) that are not so qualified to be untrue in any material respect, or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

SECTION 5.3.                No Solicitation by the Company; Etc.

(a)           The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use its best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives.  The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof and prior to obtaining the Company Shareholders Approval the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Exclusivity Agreement or any standstill agreement, and the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that (i) such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, then the Company may, at any time prior to obtaining the Company Shareholders Approval (but in no event after obtaining the Company Shareholders Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement); provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3 and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company.  The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b)           In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)           Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)).  Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of applicable Laws and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under the Israeli Companies Law or other applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third business day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three business day period (unless at the time such notice is otherwise required to be given there are less than three business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)).  In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d)           For purposes of this Agreement:

“Takeover Proposal” means any bona fide proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) in an amount equal to twenty percent (20%) or more of the aggregate Merger Consideration (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e)           Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

SECTION 5.4.                Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, to the extent required under applicable Law, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.  Any fees and expenses of legal counsel, and filing fees, incurred by a party hereto under this Section 5.4(b) shall be borne by the party incurring such fees and expenses.

(c)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws, the Company and its Subsidiaries agree not to participate in any scheduled meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless they consult with Parent in advance and, to the extent not prohibited by such Governmental Authority, give Parent the opportunity to attend and participate.

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent or Merger Sub to offer, accept or agree to (A) dispose, license or hold separate (in trust or otherwise) any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world (including, but not limited to, any such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any of its assets or businesses) and/or (D) accept any undertaking or condition, enter into any consent decree, accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to limit the right of Parent or the Surviving Corporation to own or operate all or any portion of their respective businesses or assets or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

SECTION 5.5.     Merger Proposal.

(a)           As soon as practicable following the date of this Agreement: (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit A (each, a “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law; (ii) the Company and Merger Sub shall call the Company Shareholders Meeting and a general meeting of Merger Sub’s shareholder, respectively, and (iii) the Company and Merger Sub shall jointly deliver the Merger Proposal to the Companies Registrar within three days from the calling of such shareholders’ meetings.  Each of the Company and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b)           Promptly after the Company and Merger Sub shall have complied with the preceding paragraph and with subsections (i) and (ii) below, but in any event no more than three business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.  In addition to the foregoing, each of the Company and, if applicable, Merger Sub, shall:

(i)            Publish a notice to the Company’s creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a newspaper circulated in New York City, no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar and (C) if required, in such other manner as may be required by applicable Laws and regulations; and

(ii)           Within four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above.

SECTION 5.6.     Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company and issued on a mutually agreed upon date promptly following the date hereof.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (in which case the party preparing any such public announcement shall provide the other party with a draft of such public announcement at least two business days prior to the date in which such public announcement is planned), except as may be required by Law or by any applicable listing agreement with a national securities exchange, TASE or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.7.                Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties (including real properties), books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal, state or foreign securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of federal or foreign securities Laws not less than two business days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC, ISA or TASE concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  Such access shall include the right during normal business hours and upon reasonable notice, to enter any real property currently owned or leased by the Company, subject to approval of the property owner as may be required under applicable lease agreements, for the purpose of conducting engineering and/or environmental inspections and assessments including the right to obtain samples of air, soil, water, groundwater or other media.  Except for disclosures permitted by the terms of the Confidential Disclosure Agreement, dated as of August 31, 2009, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement.  No investigation, or information received, pursuant to this Section 5.7 shall modify any of the representations and warranties of the parties hereto.

SECTION 5.8.                Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.9.                Indemnification and Insurance.

(a)           Parent from and after the Effective Time and  until seven years from the Effective Time, shall cause, unless otherwise required by Law, the articles of association, certificate of incorporation and by-laws (as applicable) and comparable organizational documents of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to exculpation and limitation of liabilities of directors and officers than are set forth as of the date of the Effective Date in the Company Charter Documents and comparable organizational documents of the relevant Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees with respect to exculpation and limitation of liabilities or insurance and indemnification.  The Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) permitted by applicable Laws and (B) required by any indemnification agreement between the Company and any such director or officer as in effect as of the Effective Time.

(b)           Parent shall use its reasonable best efforts to cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of seven years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to the Indemnitees in any material respect than such policy) with respect to acts or omissions occurring prior to and at the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend per year of coverage more than two hundred and fifty percent (250%) of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto.  If notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall obtain as much comparable insurance as available for the Maximum Amount.  The Company may, with the prior written consent of Parent, prior to the Effective Time purchase a “tail policy” with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.9(b).  The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c)           The Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9.  The provisions of this Section 5.9 are intended to be for the benefit of each Indemnitee and his or her heirs.

SECTION 5.10.              Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent, which shall not be unreasonably withheld.

SECTION 5.11.              Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Voting and Support Agreements, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.12.              Israeli Tax Ruling.

(a)           As soon as practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the ITA an application for a ruling (which shall be confirmed by Parent prior to its submission) confirming that the conversion of Options and RSUs subject to Section 102 of the Ordinance in accordance with Section 2.3 shall not be regarded as a violation of the requisite holding period so long as the Option consideration or RSU consideration are deposited with the trustee of such Options and RSUs until the end of the respective holding period (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”).  The Company shall include a request to exempt the non-Israeli employees and consultants of the Company and its affiliates from Israeli Tax, and the Company, its affiliates and the Paying Agent from any withholding obligation, in the request for the Options Tax Ruling.  Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling.  Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Options Tax Ruling, as promptly as practicable.

(b)           As soon as practicable following the date of this Agreement and no later than seven business days after the date hereof, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the ITA an application for a ruling (which shall be confirmed by Parent prior to its submission) that (i) with respect to holders of Company Ordinary Shares that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (a) exempting Parent, the Paying Agent and Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Merger Consideration, or clarifying that no such obligation exists, or (b) clearly instructing Parent, the Paying Agent or Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of the Company Ordinary Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of Company Ordinary Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA): (a) exempting Parent, the Paying Agent and Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Merger Consideration, or clarifying that no such obligation exists, or (b) clearly instructing Parent, the Paying Agent or Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of the Company Ordinary from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Withholding Tax Ruling”), such ruling to be in form and substance to Parent’s reasonable satisfaction.  Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Withholding Tax Ruling.  Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Withholding Tax Ruling, as promptly as practicable.

SECTION 5.13.              Classification.  At or prior to Closing, the Company shall deliver or cause to be delivered to Parent, with respect to each product of the Company or any of its Subsidiaries, a CCATS ruling issued by the Bureau of Industry and Security (“BIS”), U.S.  Department of Commerce, that identifies the Export Control Classification Number (“ECCN”) for that product, as determined by BIS.

SECTION 5.14.              Other Agreements.  At or prior to the Closing, the Company shall take the action(s) set forth on Section 5.14 of the Company Disclosure Schedule.

ARTICLE VI

Conditions Precedent

SECTION 6.1.                Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with applicable Laws and the Company Charter Documents;

(b)           Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(c)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(d)           Israeli Statutory Waiting Periods.  At least 50 days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of the Company and Merger Sub.

SECTION 6.2.                Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; provided, however, that the representations and warranties made in Sections 3.2 and 3.3 shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c)           No Litigation, Etc.  There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Ordinary Shares by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of the Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (v) impose damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to the Company or the Transactions;

(d)           No Restraint.  No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(c) shall be in effect;

(e)           Director Resignations.  Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, or other evidence of their removal, effective as of the later of the Closing or the appointment of at least one Parent-nominated director;

(f)            No Governmental Action.  There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending, or to the Knowledge of the Company, threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would or is reasonably likely to result in a Governmental Investigation or in Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.  As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority, or (B) any restitution paid or payable to a third party, in the case of each of clauses (A) and (B), resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions other than de minimis penalties, fines or payments;

(g)           Consents.  The Company shall have obtained those approvals, consents or waivers listed on Section 6.2(g) of the Company Disclosure Schedule in a form reasonably satisfactory to Parent and copies thereof shall have been delivered to Parent.

SECTION 6.3.                Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

SECTION 6.4.                Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

SECTION 7.1.                Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)           by either of the Company or Parent:

(i)            if the Merger shall not have been consummated on or before the Termination Date, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)           if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)          if the Company Shareholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c)           by Parent:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within fifteen calendar days following receipt of written notice from Parent of such breach or failure;

(ii)           if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(c) shall be in effect and shall have become final and nonappealable;

(iii)          if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within three business days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s shareholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three business days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal; or

(iv)                              if after the date of this Agreement there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within fifteen calendar days following receipt of written notice from the Company of such breach or failure.

SECTION 7.2.                                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, the penultimate sentence of Section 5.7, Sections 5.10, 5.11, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3.                                               Termination Fee.

(a)                                  In the event that:

(i)                                     (A) the Company receives a Takeover Proposal or a Takeover Proposal shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal, and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Company Shareholder Approval has not been held) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(ii)                                  (A) the Company receives a Takeover Proposal or a Takeover Proposal shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal, and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(iii)                               (A) the Company receives a Takeover Proposal or a Takeover Proposal shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated; or

(iv)                              this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 7.3(a), the Company shall pay to Parent a termination fee equal to $3,543,747 less any amounts actually paid to Parent pursuant to the next paragraph of this Section 7.3(a) in cash (the “Termination Fee”).

In the event that the Company receives a Takeover Proposal or a Takeover Proposal shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal, and thereafter this Agreement is terminated by (x) the Company or Parent pursuant to Section 7.1(b)(i) and no Termination Fee is immediately payable in respect thereof pursuant to Section 7.3(a)(i), (y) by the Company or Parent pursuant to Section 7.1(b)(iii) and no Termination Fee is immediately payable in respect thereof pursuant to Section 7.3(a)(ii) or (z) the Parent pursuant to Section 7.1(c)(i) and no Termination Fee is immediately payable in respect thereof pursuant to Section 7.3(a)(iii), then in each such case under such clause (x), (y) or (z), the Company shall pay to Parent all of the Expenses of Parent and Merger Sub in accordance with Section 7.3(b).  As used herein, “Expenses” shall mean all out-of-pocket fees and reasonably documented expenses (including all fees and reasonably documented expenses of counsel, accountants, financial advisors and investment bankers to Parent and its Affiliates), up to $2,500,000 in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the Merger and the other Transactions.

(b)                                 Any payment required to be made pursuant to clause (i), (ii) or (iii) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and, in circumstances in which Expenses are payable, such payment shall be made to Parent not later than five business days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent and Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c)                                  In the event that the Company shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.  In addition, if the Company shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.  The Company acknowledges that the fee, Expenses and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1.                                               No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available, including any projections, forecasts or estimates of the Company and its Subsidiaries, shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein.  Parent and Merger Sub understand and agree that they are acquiring the Company pursuant to this Agreement without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company or any of its Subsidiaries, except for the representations and warranties made by the Company that are expressly set forth in this Agreement.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.9 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.10, 5.11, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2.                                               Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.3.                                               Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4.                                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5.                                               Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6.                                               Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the Voting and Support Agreements, the Limited Guaranty and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7.                                               Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, provided, however, that (i) matters involving the internal corporate affairs of Parent, Merger Sub or the Company shall be governed by the Laws of the jurisdiction in which such corporation is organized and (ii) provisions related to the Merger that are required under Israeli Law to be governed by Israeli Law shall be so governed.

(b)                                 All actions and proceedings arising out of or relating to this Agreement and the documents referred to herein shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, and agree not to assert, that it is not subject thereto or that such action or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such courts.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)                                  Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

SECTION 8.8.                                               Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware or, to the extent that either the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware does not have jurisdiction, in the Superior Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9.                                               Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Abbott Laboratories
100 Abbott Park Road
3MDG Bldg. AP6C-2
Abbott Park, Illinois 60064
Attention:  Executive Vice President, Diagnostics
Facsimile:  (847) 937-5159

with a copy to:

Abbott Laboratories
100 Abbott Park Road
Dept. 0364, Bldg. AP6D
Abbott Park, Illinois 60064
Attention:  General Counsel
Facsimile:  (847) 937-3966

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, NY 10153
Attention:  Michael J. Aiello
Facsimile:  (212) 310-8007

and

Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel Aviv, 64239, Israel
Attention:  Alan Sacks
Facsimile:  +972-3-696-6464

If to the Company, to:

Starlims Technologies Ltd.
32B Habarzel Street
Tel-Aviv  69710
Israel
Attention:  Chaim Friedman
Facsimile:  +972-3-647-4373

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
2 Wall Street, New York, NY 10005
Attention:  Steven J. Glusband, Esq.
Facsimile:  (212) 732-3232

and

Lahav, Litvak-Abadi & Co.
52 Menachem Begin

Sonol Tower, 21st Floor
Tel Aviv 67137, Israel
Attention: Nira Lahav, Adv.
Facsimile:  +972-3-688-2021

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10.                                         Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11.                                         Definitions.

(a)                                  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Ordinance, and approved by the Israeli Taxing Authority, with respect to Company 102 Securities.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Benefits” means pensions, gratuities, lump sums, allowances or other similar benefits on or in connection with retirement, death, termination of employment (whether voluntary or not), in periods of disablement or ill-health (during or after employment), on the attainment of a particular age or a particular number of years’ service or in connection with any change in the nature of service of an employee to or for the benefit of an employee or an employee’s dependants.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Israel are authorized or required by Law to be closed.

“Company 102 Securities” means (i) Options granted under Section 102(b)(2) of the Ordinance, or granted under Section 102 of the Ordinance prior to January 1, 2003, and (ii) Company Ordinary Shares issued upon the exercise of any such Options and held by the 102 Trustee pursuant to the Ordinance.

“Exclusivity Agreement” shall mean that certain Exclusivity Agreement, dated as of September 29, 2009, by and between Parent and Company.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” shall mean, with respect to the Company, the actual knowledge after due inquiry of the persons listed in Section 8.11(a) of the Company Disclosure Schedule.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Parent; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Filed Company SEC Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Termination Date” shall mean nine months from the date hereof.

“UK Pension Scheme” means the Standard Life Stakeholder pension scheme as designated by the UK Subsidiary for the UK Subsidiary Employees or such other defined contribution schemes (as defined by Section 181 Pension Schemes Act 1993).

“UK Subsidiary” means STARLIMS Europe Limited (formerly known as Lab Data Management Limited).

“UK Subsidiary Employees” means any employee who is (i) employed by the UK Subsidiary; or (ii) employed pursuant to United Kingdom Laws.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the Voting and Support Agreements and the transactions contemplated thereby.

The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	2
Antitrust Laws	50
Balance Sheet Date	16
Bankruptcy and Equity Exception	12
Benefited Enterprise Ruling	20
BIS	56
Certificate	4
Certificate of Merger	3
Closing	3
Closing Date	3
Code	7
Companies Registrar	3
Company	2
Company Adverse Recommendation Change	48
Company Adverse Recommendation Notice	49
Company Board Recommendation	43

Company Charter Documents	10
Company Contracts	30
Company Disclosure Schedule	9
Company Intellectual Property	32
Company Israeli Documents	14
Company Material Adverse Effect	9
Company Ordinary Shares	4
Company Plans	23
Company Properties	31
Company Property	31
Company SEC Documents	14
Company Stock Plans	8
Company Stockholder Approval	13
Company Stockholders Meeting	43
Company Technology	33
Computer Systems	35
Confidentiality Agreement	53
Contract	13

Copyrights	33
ECCN	56
Effective Time	3
Engagement Letter	36
Environmental Laws	28
Environmental Liabilities	29
ERISA	23
ERISA Affiliate	23
Exchange Act	13
Expenses	62
Fairness Opinion	36
Filed Company SEC Documents	16
Financial Advisors	36
Government Contract	40
Government Subcontract	40
Governmental Damages	58
Governmental Investigation	59
Grants	20
Hazardous Materials	29
Indemnitees	54
Intellectual Property Rights	33
ISA	14
Israeli Companies Law	2
Israeli Employees	26
ITA	19
Laws	17
Liens	10
Marks	33
Material Adverse Effect	9
Material Contract	30
Maximum Amount	54
Merger	2
Merger Consideration	4
Merger Proposal	52
Merger Sub	2
Option	7

Option Consideration	7
Option Schedule	8
Options Tax Ruling	55
Ordinance	7
Owned Properties	31
Owned Property	31
Parent	2
Parent Material Adverse Effect	41
Patents	33
Paying Agent	5
Permits	17
Personal Property Leases	37
Policies	36
Proxy Statement	42
Publicly Available Software	33
Real Property Lease	31
Real Property Leases	31
Related Persons	40
Release	29
Representatives	47
Restraints	57
RSU	7
RSU Consideration	7
Software	33
Subsidiary Documents	10
Superior Proposal	49
Surviving Corporation	2
Takeover Proposal	49
Tax Return	23
Taxes	22
Technology	33
Termination Fee	62
Trade Secrets	33
Voting and Support Agreements	2
WARN	25

SECTION 8.12.                                         Interpretation.

(a)                                  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words

“include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ABBOTT INVESTMENTS LUXEMBOURG SARL

By:	/s/ Anita P. Bakker
Name: Anita P. Bakker
Title: Director

SCORPIO DESIGNATED CORPORATION LTD.

By:	/s/ Thomas C. Freyman
Name: Thomas C. Freyman
Title: Authorized Person

STARLIMS TECHNOLOGIES LTD.

By:	/s/ Itschak Friedman
Name: Itschak Friedman
Title: CEO

By:	/s/ Chaim Friedman
Name: Chaim Friedman
Title: CFO

[Signature Page to Agreement and Plan of Merger]